EXHIBIT 23.1





              CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-51631) and related Prospectus of Reynolds Metals Company for the registration of its convertible preferred stock and to the incorporation by reference therein of our report dated February 19, 1993, with respect to the consolidated financial statements and schedules of Reynolds Metals Company included in its Form 10-K, as amended, for the year ended December 31, 1992, filed with the Securities and Exchange Commission.



                                        Ernst & Young



Richmond, Virginia
January 11, 1994